                                  EXHIBIT 11.1

                       TRIANGLE PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE COMPANY)
     COMPUTATION OF NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE
                                     (UNAUDITED)


                                       THREE MONTHS        SIX MONTHS        THREE MONTHS        SIX MONTHS
                                           ENDED              ENDED              ENDED               ENDED
                                     JUNE 30, 1996 (1)  JUNE 30, 1996 (1)  JUNE 30, 1997 (2)   JUNE 30, 1997 (2)
                                    -----------------   -----------------  -----------------  -----------------
Historical weighted average
  shares........................                                             18,068,624          17,825,678

Pro forma historical
  weighted average shares
  outstanding...................         4,097,333           4,097,333           --                 --

Series A preferred stock,
  convertible to Common Stock
  at consummation of the
  initial public offering........        5,231,671           5,231,671           --                 --

Series B preferred stock,
  convertible to Common Stock
  at consummation of the
  initial public offering.......         3,706,234           3,706,234           --                 --

Common stock equivalents for
  preferred stock warrants
  outstanding..................            146,000             146,000           --                 --

Common stock equivalents for
  options outstanding...........         1,096,260           1,096,260           --                 --
                                      ------------         -----------     -----------       ------------
Shares used in computing pro
  forma net loss per share......        14,277,498          14,277,498      18,068,624        17,825,678
                                      ------------         -----------     -----------       ------------
                                      ------------         -----------     -----------       ------------

Net Loss.......................        ($4,703,796)        ($5,499,418)    ($5,616,847)      ($9,160,899)
                                      ------------         -----------     -----------       ------------
                                      ------------         -----------     -----------       ------------
Pro forma net loss per share ...        ($    0.33)         ($    0.39)     ($    0.31)       ($    0.51)
                                      ------------         -----------     -----------       ------------
                                      ------------         -----------     -----------       ------------

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(1)  Weighted average common stock outstanding during the period including all common stock issued at prices below the public offering price during the twelve month period preceding the offering as if it was outstanding at inception (July 12, 1995). Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the public offering price during the twelve month period preceding the offering have been included as common stock equivalent as if they had been issued as common stock as of July 12, 1995.

(2) The weighted average shares outstanding used in the calculation of net loss per share do not include common stock equivalents because they have the effect of reducing net loss per share.